Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of the First Horizon Corporation Savings Plan:

We consent to the incorporation by reference in the Registration Statements (No. 333-156614 and No. 333-238038) on Form S-8 of First Horizon Corporation of our report dated June 24, 2022, with respect to the statements of net assets available for benefits of the First Horizon Corporation Savings Plan as of December 31, 2021 and 2020, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related supplemental schedule as of December 31, 2021, which report appears in the December 31, 2021 annual report on Form 11-K of the First Horizon Corporation Savings Plan.

/s/ Mayer Hoffman McCann P.C.

Memphis, Tennessee

June 24, 2022